FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) April 23, 1996

                             SOURCE SCIENTIFIC, INC.
             (Exact name of registrant as specified in its charter)

      California                      1-8311                     95-2943936
(State or other jurisdiction       (Commission                 (IRS Employer
   of incorporation)                   File Number)          Identification No.)

                7390 Lincoln Way, Garden Grove, California 92641
               (Address of principal executive offices) (Zip Code)

         Registrant's telephone number, including area code 714-261-0614


         (Former name or former address, if changed since last report.)





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ITEM 5.  Other Events.

         Source Scientific, Inc., a California corporation (the "Company"), has been issued ISO-9001 registration and certification by TUV Rheinland. ISO-9001 is a globally recognized system of international standards and requirements that define quality principles and practices within a company, including all aspects of development, manufacturing and service. ISO-9001 registration is recognized as a real measure of product quality throughout the European Free Trade Association of counties and in more than 90 other countries.

         On March 13, 1996, the Company increased the size of its board from five to seven members, and elected Jerry Gallwas and Bruce Popko as directors of the Company. Mr. Gallwas is a retired Director of Program Management for Beckman Instruments, and a member of the original team that founded and managed Beckman's diagnostic business. Bruce Popko is currently the Chairman and CEO of ARRISystems, Inc. At the regular meeting of the Board of Directors on April 15, 1996, Barry Plost was elected as a director of the Company, filling the vacancy created by the resignation of Robert B. Lyons (See Item 6). Mr. Plost is currently Chairman and CEO of SeraCare, Inc. in Los Angeles, California. Richard
A. Sullivan, President and CEO of Source Scientific, Inc. was elected as Chair-man of the Board.

ITEM. 6.  Resignation of a Director

         Effective March 26, 1996, Robert B. Lyons resigned from the Board of Directors and as Chairman of the Board. In his letter of resignation, Mr. Lyons stated that the personal demands of his independent business ventures made it difficult for him to continue to serve as a director of the Company. Mr. Lyons served as a director since 1988 and as Chairman since April, 1994.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    SOURCE SCIENTIFIC, INC.



Date:    April 23, 1996             By:
                                            Catherine Curtis
                                            Secretary